Exhibit 99.6

THE SMART SOHO INTERNATIONAL LIMITED

P.O. Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

December 16, 2015

To the Sellers to the

Purchase and Sale Agreement

dated November 4, 2015

Ladies and Gentlemen:

We refer to the Purchase and Sale Agreement among us dated as of November 4, 2015, as amended by the letter agreement dated December 4, 2015 (the “First Amendment” and, as so amended, the “Agreement”). This letter agreement (the “Second Amendment”) sets forth our agreement with respect the further amendment of certain provisions of the Agreement and the waiver of the satisfaction of certain conditions to the respective obligations of the parties. Capitalized terms used in this Second Amendment without definitions have the respective meanings assigned to them in the Agreement.

We hereby agree that, notwithstanding any inconsistent provision of the Agreement (including, without limitation, any inconsistent provisions of Section 1.03(b), Section 1.03(c), or Section 1.04 through Section 1.06, the remaining portion of the Purchase Price for the Ordinary Shares and additional amounts referred to below shall be paid, and the remaining 6,739,932 Ordinary Shares subject to the Agreement shall be delivered, as follows:

1.             Initial Payment. Acquirer shall pay Shah Capital Opportunity Fund LP (“Shah Capital”) US$500,000 contemporaneously with the execution and delivery of this Second Amendment, which, in the event that the Agreement is terminated in accordance with Section 1.06 of the Agreement as further amended in paragraph 4 below, shall become part of the reverse termination fee payable to the Shah Sellers.

2.             Additional Payments. On the “Final Closing Date” (as defined below), and subject to paragraph 3 below, Acquirer shall pay an aggregate of US$40,939,592 to the Sellers via wire transfer of immediately available funds in U.S. dollars to one or more accounts to be designated by the Sellers by notice to the Acquirer (which notice shall be delivered not later than five (5) days prior to the Final Closing Date) against delivery by the Sellers of the remaining 6,739,932 Ordinary Shares of the Sellers required to be delivered to Acquirer pursuant to the Agreement. Such payments shall be made to the following Sellers and in the following amounts:

(a)               to Shah Capital, in the amount of US$33,896,214;

(b)               to Shah Capital, an additional payment in the amount of US$500,000; and

(c)               to the Lu Sellers, payments in the aggregate amount of US$6,543,378, of which Acquirer shall pay to each Lu Seller an amount equal to the sum of the First Tranche Payment and the Second Tranche Payment set forth for such Lu Seller in Schedule B to the Agreement.

3.             Closing. The closing of the purchase and sale of the remaining 6,739,932 Ordinary Shares (the “Closing”), and the delivery of the Ordinary Shares by Sellers and of the payments required by paragraph 2 by Acquirer shall take on place on January 8, 2016 (the “Final Closing Date” or “Termination Date”). For the avoidance of doubt,

1

(a) the obligations of the Acquirer to make the payments required by paragraph 2 of this Second Amendment at the Closing are not subject to the performance of any obligation or fulfillment of any closing condition by any Seller, other than Sellers’ delivery of (i) the remaining 6,739,932 Ordinary Shares to be delivered to the Acquirer ; (ii) the certificate delivered to the Acquirer pursuant to Section 1.03(b) of the First Amendment and (iii) a confirmation (which need not be in the form of an affirmation or certificate) that as of the day immediately prior to the Final Closing Date, since the date of the certificate provided by Sellers pursuant to Section 1.03(b) of the First Amendment:

(i)	the Company has no new investments, bank loans or loans to third parties, or to shareholders or its affiliates; and

(ii)	the total cash amount (excluding disposition of investment) of the Company is no less than US$77 million including non-restricted cash of no less than US$62 million, each amount on a non-audited basis, as of the day immediately before the Final Closing Date, and

(b) the obligations of the Sellers to deliver such 6,739,932 Ordinary Shares at the Closing are not subject to the performance of any obligation or fulfillment of any closing condition by Acquirer other than Acquirer’s delivery of the payments required by paragraph 2 of this Second Amendment, in each case in the manner and on the terms set forth in the Agreement, as amended hereby. Upon the Closing or termination of the Agreement in accordance with Section 1.06 of the Agreement and further amended in paragraph 4 below, Phicomm Technology (Hong Kong) Co., Limited shall be released from any liability or obligation under the letter of guarantee issued to Sellers.

4.             Termination in Lieu of Closing.

(a)               With respect to the termination of the Agreement as set forth in Section 1.06 of the Agreement, for the avoidance of doubt, references in Section 1.06 of the Agreement to the “Closing” shall mean the Closing as defined hereunder and references in Section 1.06 of the Agreement to the “Closing Date” shall mean the Final Closing Date.

(b)               Furthermore, upon the payment of the termination fee, none of the parties shall have any further liability or obligation to any other Party under the Agreement.

5.             Waiver. The Acquirer hereby waives satisfaction of the conditions set forth in clauses e)(i) and e)(ii) of the Conditions to the Obligations of the Acquirer set forth in Schedule C of the Agreement in respect of the 6,739,932 Ordinary Shares to be delivered by the Sellers on the Second Closing Date (as defined in the First Amendment), subject to the payments required to made by the Acquirer on the Second Closing Date, provided, however, that the Sellers shall be obligated to deliver the 6,739,932 Ordinary Shares in the manner set forth in clauses e)(i) and e)(ii) of the Conditions to the Obligations of the Acquirer set forth in Schedule C of the Agreement on the Final Closing Date upon the receipt by the Sellers of all the payments required to be made under paragraph 2 of this Second Amendment.

6.             Miscellaneous. Except as otherwise expressly provided by this Second Amendment, all of the terms, conditions and provisions of the Agreement shall remain unchanged and in full force and effect. The Agreement, as amended hereby, shall continue in full force and effect, and this Second Amendment and the Agreement shall be read and construed as one instrument. This Second Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. The delivery of this Second Amendment by facsimile transmission or email of an executed original hereof or signature page hereto and/or the retransmission of any executed facsimile transmission hereof or signature page hereto shall be deemed to be the same as delivery of an executed original. In proving this Second Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

2

If the foregoing is acceptable to you, please confirm your agreement, effective the date first set forth above, by countersigning this letter below and returning it to the undersigned.

For and on behalf of	For and on behalf of

THE SMART SOHO INTERNATIONAL LIMITED	PHICOMM TECHNOLOGY (HONG KONG) CO., LIMITED

/s/ Gu Guoping	/s/ Gu Guoping
Gu Guoping	Gu Guoping

The foregoing is accepted and agreed as of the date first above written.

For and on behalf of	HONG LIANG LU

SHAH CAPITAL MANAGEMENT, INC.

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

For and on behalf of	For and on behalf of

SHAH CAPITAL OPPORTUNITY FUND LP	LU CHARITABLE REMAINDER TRUST

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

HIMANSHU H. SHAH	For and on behalf of

THE LU FAMILY LIMITED PARTNERSHIP

/s/ Himanshu H. Shah	/s/ Hong Liang Lu
Himanshu H. Shah	Hong Liang Lu

For and on behalf of

LU FAMILY TRUST

/s/ Hong Liang Lu
Hong Liang Lu

[Signature Page to Second Amendment to Purchase and Sale Agreement]

3